Exhibit 5.1

FENWICK & WEST LLP

SILICON VALLEY CENTER    801 CALIFORNIA STREET   MOUNTAIN VIEW, CA 94041

TEL 650.988.8500    FAX 650. 938. 5200    WWW.FENWICK.COM

July 28, 2008

Zoran Corporation

1390 Kifer Road

Sunnyvale, California 94086

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (“Registration Statement”) to be filed by Zoran Corporation, a Delaware corporation (“Company”), with the Securities and Exchange Commission (“Commission”) on or about July 28, 2008 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 6,000,000 shares of the Company’s common stock (“Shares”) that are subject to issuance by the Company as follows:

•                  2,500,000 Shares reserved for issuance under the Company’s 2005 Equity Incentive Plan, as amended, (“Incentive Plan”), pursuant to an increase approved by the Company’s Board of Directors on April 16, 2008 and by the Company’s stockholders on June 12, 2008;

•                  2,500,000 Shares reserved for issuance under the Incentive Plan pursuant to an increase approved by the Company’s Board of Directors on April 19, 2006 and by the Company’s stockholders on June 22, 2006; and

•                  1,000,000 Shares reserved for issuance under the Company’s 1995 Employee Stock Purchase Plan, as amended, (“ESPP”), pursuant to an increase approved by the Company’s Board of Directors on April 19, 2006 and by the Company’s stockholders on June 22, 2006.

The Incentive Plan and the ESPP are collectively referred to herein as the “Plans.”

In rendering this opinion, we have examined such matters of fact as we have deemed necessary to render the opinion set forth herein, which included examination of the following:

(1)                                  the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on June 30, 2008, and the Certificate of Amendment of the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on June 30, 2008;

(2)                                  the Company’s Second Amended and Restated Bylaws, certified by the Company’s Secretary as of July 7, 2008;

(3)                                  the Registration Statement, together with the Exhibits filed as a part thereof;

(4)                                  the prospectuses prepared in connection with the Registration Statement (“Prospectuses”);

(5)                                  the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession;

(6)                                  certificates executed by the Secretary of the Company certifying resolutions adopted by the Board of Directors on October 13, 1995 and resolutions adopted by the Company stockholders on December 14, 1995;

(7)                                  the stock records that the Company has provided to us, consisting of a report from the Company’s transfer agent dated as of the last business day immediately preceding the date hereof verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business the immediately preceding business day, and a summary report of currently outstanding options and other rights to receive the Company’s capital stock that was prepared by the Company and dated as of the last business day immediately preceding the date hereof verifying the number of such issued and outstanding securities (“Stock Records”); and

(8)                                  a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (“Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, and the legal capacity of all persons or entities executing the same and the due authorization, execution and delivery of all documents, where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of

California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 6,000,000 Shares that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans pursuant to the increases described in the first paragraph of this letter, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of Shares subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP